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Home Office                                       Contact:  Bruce Dudley
PO Box 852800 o Richardson, Texas 75085-2800                VP of Administration
Phone: (972) 808-2923


FOR IMMEDIATE RELEASE
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                   FURR'S APPOINTS CRAIG MILLER NEW PRESIDENT/CEO

    Richardson, Texas, October 11, 2001 - Furr's Restaurant Group (AMEX:FRG) announced that it has named Craig S. Miller, a nationally recognized restaurant executive, to the position of President and CEO and that he has been elected as a member of the Board of Directors.

    Furr's Chairman, Damien Kovary, said that Craig will assume his duties shortly. "Craig Miller has had extensive experience in the restaurant business. We are counting on the outstanding leadership he has demonstrated throughout his career to bring new ideas and initiatives in order to build on Furr's long history of quality family dining."

    Craig Miller began his career in the restaurant industry at Red Lobster (General Mills, now Darden Restaurant Group) in 1973. He joined Pizzeria Uno in 1984, was named President in 1986 and CEO in 1996. During this time Uno's grew into a major brand, and the concept was successfully positioned for rapid growth. In 2000, Craig was the recipient of two important awards: THE UNIVERSITY OF CENTRAL FLORIDA Darden Distinguished Practitioner in Restaurant Management Award and the NATION'S RESTAURANT NEWS Gold Chain Award. Craig currently serves as a board member of the National Restaurant Association.

    Having spent his youth in Texas, Craig is now returning to his roots. "This is a great time to join Furr's, one of the best all-American family dining chains, where I enjoyed so many meals as a child. Furr's fifty-year history is unique. They have always offered exceptional quality and value, and I look forward to being part of that tradition, while we identify opportunities for future growth. This is a challenging and exciting time for the Furr's family, and I look forward to being a part of it."

    Furr's Restaurant Group, Inc. operates 92 cafeterias and buffets under the Furr's and Bishop's names in 11 midwestern, southwestern and western states. The Company also operates Dynamic Foods, its food preparation, processing and distribution division, in Lubbock, Texas.